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                                  EXHIBIT 99.1

       PRESS RELEASE ISSUED BY THE COMPANY ON OCTOBER 15, 2004 ADDRESSING
         THE COMPANY'S PROGRESS IN INTEGRATING A MILESTONE ACQUISITION
              (TRW AUTOMOTIVE, INC.) COMPLETED EARLIER THIS YEAR.



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ALSIP, ILLINOIS, OCTOBER 15, 2004 -- ARVIN SCOTT, PRESIDENT AND CHIEF EXECUTIVE
OFFICER OF UNIVERSAL AUTOMOTIVE INDUSTRIES, INC. (NASDAQ:UVSL), TODAY SENT THE FOLLOWING LETTER TO SHAREHOLDERS AND CUSTOMERS, ADDRESSING THE COMPANY'S PROGRESS INTEGRATING A MILESTONE ACQUISITION COMPLETED EARLIER THIS YEAR:



SPECIAL LETTER TO SHAREHOLDERS
OCTOBER 15, 2004


Dear Fellow Shareholders and Valued Customers:

We are just about at the mid-point between reporting our second and third quarter results, and I want to update you on the progress we are making integrating the acquisition completed at the start of this year of certain assets of TRW Automotive, Inc.--a transaction that essentially doubled the size of our company.

I want to assure you that despite the formidable task at hand, we are making great strides in the process. Our management team is confident that the acquisition, along with the changes being implemented, will yield outstanding benefits and tangible returns to our shareholders over the long term, as well as bring added value and a greater breadth of products and services for our customers.

Since consummating the transaction, we have closed and consolidated facilities, significantly cut costs through elimination of redundant functions, and successfully completed the information technology integration- a Herculean accomplishment and one that is now allowing Universal to operate and communicate as one unified organization.

Sales for the first half of 2004 grew considerably over the same periods of the prior year. As expected, however, expenses associated with the integration process, along with a sharp rise in steel and other raw material and freight costs, impacted our margins and our bottom line, as well as our stock price.

To offset the rise in material costs, we recently raised prices of certain products. Fortunately, the increase has received a generally favorable response from our customers. We also implemented a "drum beat," just-in-time manufacturing cycle and expanded our global material sourcing function. And, in an effort to lower freight costs and enhance service efficiency, we have begun transitioning certain customer accounts to a more strategically located distribution center. This streamlined distribution process already is paying dividends in the form of helping us to secure new regional business, specifically by enabling us to sell products to those customers that demand next day or 48-hour service.

We also are taking aggressive steps to address one of our biggest remaining challenges -- supply chain management. We have essentially re-invented our supply chain model, changing our forecasting technology and adding a virtually new and experienced team of professionals.

Management is placing great emphasis on improving margins and returning Universal to profitability. Another important measure we have taken toward meeting this goal has been to invest in more efficient manufacturing technologies that will enable us to increase the number of internally produced parts. This will have the dual effect of lowering the cost of producing finished products, as well as reducing our reliance on third party producers. Over time, margins are expected to grow as we sell through existing inventories of higher cost third party sourced products and new tooling comes on-line.


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                   SPECIAL LETTER TO SHAREHOLDERS (CONTINUED)

At corporate headquarters, we recently engaged a new auditing firm, Blackman Kallick Bartelstein LLP, a 200-person firm in Chicago, succeeding Ernst & Young. Given Universal's size relative to companies served by the Big 4 auditing firms, and the rising costs of auditing fees as a publicly traded company, we believe our selection is an excellent choice for Universal that not only will save costs, but provide us with senior advice and prompt attention.

I am also happy to report that Universal recently was selected by one of the nation's leading automotive aftermarket national buying groups, RPM Group, as its preferred supplier for brake friction. This is a major win for the company, underscoring RPM's confidence in Universal and validating the strength of our brands and quality of our products.

Underlying our strategy is the mandate from our Board of Directors to create a highly successful, dynamic company that is a leader in our specialized niche within the automotive sector--a company that provides top tier service to customers, offers a breadth of products and delivers tangible returns to our shareholders. Our milestone acquisition last January was the first step toward fulfilling that mandate.

Change of the magnitude that is required to transform two companies that were losing money into one successful, profitable organization does not happen overnight. Last year, on a combined basis, both companies sustained a loss of more than $20 million. For 2004, that loss will be reduced dramatically. We are encouraged by the progress made thus far in 2004. With annualized sales of approximately $100 million, we are seeing positive signs that our business is moving in the right direction.

I, along with most of the senior management team and the Board of Directors, have significant equity in Universal Automotive Industries. As shareholders and customers, you have our commitment that our singular goal remains to methodically build a strong and enduring company. Thank you for your support and loyalty as we build. I look forward to sharing our progress with you in the months ahead.

Sincerely,

/s/ Arvin Scott
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Arvin Scott
President and Chief Executive Officer

                                     * * *

This letter may contain certain forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by safe harbors created hereby. Such forward-looking statements involve known and unknown risks, uncertainties (including those risk factors referenced in the Company's filings with the Securities and Exchange Commission), and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance, or achievements of the Company expressed or implied by such forward-looking statements.